Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated March 20, 2024

Pricing Supplement No. [ ] dated [ ], 2024

(To WFS Product Supplement No. 3 dated February 24, 2023,

Prospectus Supplement dated February 13, 2023

and Prospectus dated February 13, 2023)

GS Finance Corp. Medium-Term Notes, Series F guaranteed by The Goldman Sachs Group, Inc. Equity Linked Securities

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

■ Linked to the lowest performing of the common stock of Amazon.com, Inc. and the Class A common stock of Alphabet Inc. (each referred to as an “underlying stock”)

■ Monthly Coupon.  The securities will pay a fixed coupon on a monthly basis. The fixed coupon will be determined on the pricing date and for each $1,000 face amount of your securities will equal at least $9.167 (equivalent to a coupon rate of at least approximately 11% per annum).

■ Potential Loss of Principal.  Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity. Whether you receive the face amount of your securities at stated maturity will depend on the ending price of the lowest performing underlying stock. The lowest performing underlying stock is the underlying stock that has the lowest ending price as a percentage of its starting price. At stated maturity, you will receive the face amount if, and only if, the ending price of the lowest performing underlying stock is greater than or equal to its downside threshold price. If the ending price of the lowest performing underlying stock is less than its downside threshold price, you will lose more than 25%, and possibly all, of the face amount of your securities. The downside threshold price for each underlying stock is equal to 75% of its starting price

■   You will have full downside exposure to the lowest performing underlying stock from its starting price if its ending price is less than its downside threshold price, but you will not participate in any appreciation of any underlying stock and will not receive any dividends on any underlying stock

■ Your maturity payment amount will depend solely on the performance of the underlying stock that is the lowest performing underlying stock. You will not benefit in any way from the performance of the better performing underlying stock. Therefore, you will be adversely affected if any underlying stock performs poorly, even if the other underlying stock performs favorably

■ All payments on the securities are subject to credit risk, and you will have no ability to pursue any underlying stock issuer for payment; if GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, default on their obligations, you could lose some or all of your investment

■ No exchange listing; designed to be held to maturity

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC (“GS&Co.”) would initially buy or sell your securities, if it makes a market in the securities, see page PS-10.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-10.

	Original Offering Price	Underwriting Discount(1)(2)	Proceeds to Issuer(1)
Per Security	$1,000.00	up to $23.25	$976.75
Total

(1) See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-25.

(2) In addition to the 2.325%, GS&Co. may pay to selected securities dealers a fee of up to 0.15% of the face amount in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	Wells Fargo Securities

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Terms of the Securities

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Market Measures:

The common stock of Amazon.com, Inc. (current Bloomberg ticker: “AMZN UW”) and the Class A common stock of Alphabet Inc. (current Bloomberg ticker: “GOOGL UW”) (each referred to as an “underlying stock,” and collectively as the “underlying stocks”).

Pricing Date*:	March 26, 2024.
Original Issue Date*:	April 1, 2024.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Principal Amount:

On the stated maturity date, in addition to the final coupon payment, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the maturity payment amount.

Coupon Payment:

On each coupon payment date, for each $1,000 of the outstanding face amount, you will receive a coupon payment equal to at least $9.167 (equivalent to a coupon rate of at least approximately 11.00% per annum) (set on the pricing date).

The coupon payment on any coupon payment date will be paid to the person in whose name this security is registered as of the close of business on the regular record date for such coupon payment date. If the coupon payment is due at maturity but on a day that is not a coupon payment date, the coupon payment will be paid to the person entitled to receive the principal of this security.

Coupon Payment Dates*:	Monthly, on the 4th day of each month, commencing May 2024 and ending on the stated maturity date, subject to postponement.
Stated Maturity Date*:	April 4, 2025, subject to postponement. The securities are not subject to redemption by GS Finance Corp. or repayment at the option of any holder of the securities prior to the stated maturity date.
Calculation Day*:	April 1, 2025, subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.”
Maturity Payment Amount:

You will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to the final coupon payment). The “maturity payment amount” per security will equal:

• if the ending price of the lowest performing underlying stock is greater than or equal to its downside threshold price: $1,000; or

• if the ending price of the lowest performing underlying stock is less than its downside threshold price:

$1,000 × performance factor of the lowest performing underlying stock

If the ending price of the lowest performing underlying stock is less than its downside threshold price, you will lose more than 25%, and possibly all, of the face amount of your securities at stated maturity.

Any positive return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of any underlying stock, but you will have full downside exposure to the lowest performing underlying stock if the ending price of that underlying stock is less than its downside threshold price.

Lowest Performing Underlying Stock:	The “lowest performing underlying stock” will be the underlying stock with the lowest performance factor.
Performance Factor:	With respect to an underlying stock, its ending price divided by its starting price (expressed as a percentage).

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Stock Closing Price:

With respect to each underlying stock, stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Starting Price:

With respect to the common stock of Amazon.com, Inc.: , its stock closing price on the pricing date.

With respect to the Class A common stock of Alphabet Inc.: , its stock closing price on the pricing date.

Ending Price:	The “ending price” of an underlying stock will be its stock closing price on the calculation day.
Downside Threshold Price:	With respect to an underlying stock, 75% of its starting price.

____________________

*To the extent that we make any change to the expected pricing date or expected original issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the calculation day, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” in the accompanying product supplement. In addition, for more information regarding adjustments to the coupon payment dates and the stated maturity date, see “General Terms of the Securities—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each coupon payment date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Regular Record Dates:	The scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)
Business Day:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close. A day is a scheduled business day if, as of the pricing date, such day is scheduled to be a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Calculation Agent:	Goldman Sachs & Co. LLC (“GS&Co.”)
Material Tax Consequences:

For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see “Supplemental Discussion of U.S. Federal Income Tax Considerations.”

Denominations:	$1,000 and any integral multiple of $1,000.
Overdue Principal Rate and Overdue Coupon Rate:	The effective Federal Funds rate
Defeasance:	Not applicable
CUSIP:	40057YPU1

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Additional Information about the Issuer, the Guarantor and the Securities

You should read this pricing supplement together with WFS product supplement no. 3 dated February 24, 2023, the prospectus supplement dated February 13, 2023 and the prospectus dated February 13, 2023 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to GS Finance Corp. and not to any of its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• WFS Product Supplement No. 3 dated February 24, 2023:

https://www.sec.gov/Archives/edgar/data/886982/000156459023002399/gs-424b2.htm

• Prospectus Supplement dated February 13, 2023:

https://www.sec.gov/Archives/edgar/data/886982/000119312523036241/d407224d424b2.htm

• Prospectus dated February 13, 2023:

https://www.sec.gov/Archives/edgar/data/886982/000119312523036147/d457531d424b2.htm

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021. References herein to “calculation day” or “final calculation day” shall be deemed to refer to “determination date” in such master note no. 3, dated March 22, 2021.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Wells Fargo Advisors (“WFA”) is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Estimated Value of the Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $925 and $955 per $1,000 face amount, which is less than the original offering price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $ per $1,000 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

 seek an investment with monthly coupon payments of at least $9.167 per security (equivalent to a coupon rate of at least approximately 11% per annum) (to be determined on the pricing date);

 understand that if the ending price of the lowest performing underlying stock is less than its downside threshold price, they will be fully exposed to the decline in the lowest performing underlying stock from its starting price and could lose all or a substantial portion of their investment in the securities;

 understand that the maturity payment amount on the securities will depend solely on the performance of the underlying stock that is the lowest performing underlying stock and that they will not benefit in any way from the performance of the better performing underlying stock;

 understand that the securities are riskier than alternative investments linked to only one of the underlying stocks or linked to a basket composed of each underlying stock;

 understand and are willing to accept the full downside risks of each underlying stock;

 are willing to forgo participation in any appreciation of any underlying stock and dividends on the underlying stocks; and

 are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

 seek a liquid investment or are unable or unwilling to hold the securities to maturity;

 require full payment of the face amount of the securities at stated maturity;

 are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

 are unwilling to accept the risk that the ending price of the lowest performing underlying stock may be less than its downside threshold price;

 seek exposure to the upside performance of any or each underlying stock;

 seek exposure to a basket composed of each underlying stock or a similar investment in which the maturity payment amount is based on a blend of the performances of the underlying stocks, rather than solely on the lowest performing underlying stock;

 are unwilling to accept the risk of exposure to the underlying stocks;

 are unwilling to accept the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.; or

 prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying stocks, please see the sections titled “Amazon.com, Inc.” and “Alphabet Inc.” below.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Determining Payment at Maturity

gent

On the stated maturity date, you will receive (in addition to the final coupon payment) a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which underlying stock is the lowest performing underlying stock. The lowest performing underlying stock is the underlying stock with the lowest performance factor. The performance factor of an underlying stock is its ending price as a percentage of its starting price (i.e., its ending price divided by its starting price).

Step 2: Calculate the maturity payment amount based on the ending price of the lowest performing underlying stock, as follows:

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final coupon payment) for a range of hypothetical performances of the lowest performing underlying stock from its starting price to its ending price. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual maturity payment amount will depend on the actual ending price of the lowest performing underlying stock and whether you hold your securities to stated maturity. The performance of the better performing underlying stock is not relevant to your maturity payment amount.

Hypothetical Lowest Performing Underlying Stock Return
Hypothetical Maturity Payment Amount per Security
$2,000
$1,500
$1,000
$500
$0
Hypothetical maturity payment amount per security
0%
50%
75%
100%
150%
200%
25% contingent downside protection
Hypothetical performance factor of lowest performing underlying stock

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Selected Risk Considerations

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Risk Factors” in the accompanying WFS product supplement no. 3. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying WFS product supplement no. 3. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stocks. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities.

The original offering price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original offering price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co., WFS or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. and WFS are not obligated to make a market in the securities. See “Risk Factors — Your Securities May Not Have an Active Trading Market” in the accompanying product supplement.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor.

Although the maturity payment amount on the securities will be based on the performance of each underlying stock, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose Your Entire Investment in the Securities.

You can lose your entire investment in the securities. The maturity payment amount on your securities, if any, on the stated maturity date will be based on the performance of the lowest performing of the underlying stocks as measured from their starting prices set on the pricing date to their stock closing prices on the calculation day. If the ending price of any underlying stock is less than its downside threshold price, you will have full downside exposure to the decrease in the price of the lowest performing underlying stock from its starting price, and you will lose 1% of the face amount of your securities for every 1% that the ending price of the lowest performing underlying stock on the calculation day is less than its starting price. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Amount Payable on Your Securities Is Not Linked to the Price of the Underlying Stocks at Any Time Other than the Calculation Day.

The ending price of each underlying stock will be based on the stock closing price of such underlying stock on the calculation day (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the stock closing price of one underlying stock dropped precipitously on the calculation day, the maturity payment amount for your securities may be significantly less than it would have been had the maturity payment amount been linked to the stock closing price of the underlying stock prior to such drop. Although the actual stock closing prices of the underlying stocks on the stated maturity date or at other times during the life of your securities may be higher than the stock closing prices of the underlying stocks on the calculation day, you will not benefit from the closing prices of the underlying stocks at any time other than on the calculation day.

The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlying Stock.

If the ending price of the lowest performing underlying stock is less than its downside threshold price, you will receive less than the face amount of your securities and you could lose all or a substantial portion of your investment in the securities. This means that while a decrease in the ending price of the lowest performing underlying stock to its downside threshold price will not result in a loss of principal on the securities, a decrease in the ending price of the lowest performing underlying stock to less than its downside threshold price will result in a loss of a significant portion of the face amount of the securities despite only a small change in the price of the lowest performing underlying stock.

Because the Securities Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Stock.

The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying stock. With multiple underlying stocks, it is more likely that at least one underlying stock will close below its downside threshold price on the calculation day than if the securities were linked to only one underlying stock. Therefore, it is more likely that you will suffer a significant loss on your investment.

Movements in the values of the underlying stocks may be correlated or uncorrelated at different times during the term of the securities and, if there is correlation, such correlation may be positive (the underlying stocks move in the same direction) or negative (the underlying stocks move in reverse directions). You should not take the historical correlation (or lack thereof) of the underlying stocks as an indication of the future correlation, if any, of the underlying stocks. Such correlation could have an adverse effect on your return on the securities. For example, if the underlying stocks are negatively correlated on the calculation day and the price of one underlying stock increases, it is likely that the other underlying stock will decrease and such decrease could cause one or both of the underlying stocks to close below its downside threshold price on the calculation day. In addition, although the correlation of the underlying stocks’ performance may change over the term of the securities, the coupon is determined, in part, based on the correlation of the underlying stocks' performance at the time when the terms of the securities are finalized. As discussed below in “A Higher Coupon and/or a Lower Downside Threshold Price May Reflect Greater Expected Volatility of the Underlying stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks and, Potentially, a Significant Loss at Maturity”, higher coupons indicate a greater potential for a loss on your investment at maturity, which are risks generally associated with underlying stocks that have lower correlation. In addition, other factors and inputs other than correlation may impact how the terms of the securities are set and the performance of the securities.

A Higher Coupon and/or a Lower Downside Threshold Price May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks and, Potentially, a Significant Loss at Maturity.

The economic terms for the securities, including the coupon and the downside threshold price, are based, in part, on the expected volatility of each underlying stock at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the prices of the underlying stocks.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Higher expected volatility with respect to each underlying stock as of the pricing date generally indicates a greater expectation as of that date that the ending price of the lowest performing underlying stock could ultimately be less than its downside threshold price, which would result in a loss of a significant portion or all of your investment in the securities. At the time the terms of the securities are set, higher expected volatility will generally be reflected in a higher coupon and/or a lower downside threshold price, as compared to otherwise comparable securities issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the securities prior to maturity) but with one or more different underlying stocks. However, there is no guarantee that the higher coupon or lower downside threshold price set for your securities on the pricing date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of losing some or all of your investment in the securities.

Similarly, a relatively lower downside threshold price (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the price of each underlying stock will decrease substantially. This would result in a significant loss at maturity if the ending price of at least one underlying stock is less than its downside threshold price. Further, a relatively lower downside threshold price may not indicate that the securities have a greater likelihood of a return of principal at maturity based on the performance of each underlying stock.

You should not take the historical volatility of any underlying stock as an indication of its future volatility. You should be willing to accept the downside market risk of each underlying stock and the potential to lose a significant portion or all of your investment in the securities.

The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlying Stock.

The maturity payment amount will be based on the lowest performing underlying stock without regard to the performance of the other underlying stock. As a result, you could lose all or some of your initial investment if the ending price of the lowest performing underlying stock is less than its downside threshold price, even if there is an increase in the price of the other underlying stock. This could be the case even if the other underlying stock increased by an amount greater than the decrease in the lowest performing underlying stock.

The Coupon is Fixed and Does Not Reflect the Actual Performance of the Underlying Stocks.

The securities will pay a fixed coupon on each coupon payment date. The coupon for each coupon payment date is different from, and may be significantly less than, a coupon that is based on the performance of the underlying stocks. You will not participate in any appreciation of any underlying stock. Accordingly, the coupons on the securities may be significantly less than the return you could earn on another instrument linked to the underlying stocks that pays coupons based on the performance of the underlying stocks.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors.

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose and were able to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

●
the prices of the underlying stocks;
●
the volatility — i.e., the frequency and magnitude of changes — in the prices of the underlying stocks;
●
the correlation among the underlying stocks — i.e., the extent to which the prices of the underlying stocks tend to fluctuate at the same time, in the same direction and in similar magnitudes;
●
the dividend rates of the underlying stocks;
●
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segments of which the underlying stocks are a part, and which may affect the prices of the underlying stocks;
●
interest rates and yield rates in the market;
●
the time remaining until your securities mature; and
●
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities or less than you would have received had you held your securities to maturity.

You cannot predict the future prices of the underlying stocks based on their historical fluctuations. The actual prices of the underlying stocks over the life of the securities may bear little or no relation to the historical closing prices of the underlying stocks or to the hypothetical examples shown elsewhere in this pricing supplement.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

We Will Not Hold Shares of the Underlying Stock for Your Benefit

The indenture governing your security does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the underlying stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the underlying stock for your benefit in order to enable you to exchange your security for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the underlying stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive Any Underlying Stock.

Investing in your securities will not make you a holder of any of the underlying stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying stock, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying stocks or any other rights of a holder of any shares of the underlying stocks. Your securities will be paid in cash, as will the coupon payments, and you will have no right to receive delivery of any shares of the underlying stocks.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Securities Are Uncertain.

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Considerations — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Considerations” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities.

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Hypothetical Returns

The following table illustrates, for a range of hypothetical performance factors of the lowest performing underlying stock, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final coupon payment). The performance factor of the lowest performing underlying stock is its ending price expressed as a percentage of its starting price (i.e., its ending price divided by its starting price).

Hypothetical performance factor of lowest performing underlying stock on final calculation day	Hypothetical maturity payment amount per security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
75.00%	$1,000.00
74.99%	$749.90
60.00%	$600.00
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00
0.00%	$0.00

The above figures do not take into account coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at stated maturity will depend on the actual ending price of the lowest performing underlying stock. The performance of the better performing underlying stock is not relevant to the maturity payment amount.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming the hypothetical starting price, downside threshold price and ending prices for each underlying stock indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting price or downside threshold price. The hypothetical starting price of $100.00 for each underlying stock has been chosen for illustrative purposes only and does not represent the actual starting price for any underlying stock. The actual starting price and downside threshold price for each underlying stock will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the underlying stocks, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending price of the lowest performing underlying stock is greater than its starting price and the maturity payment amount is equal to the face amount of your securities at maturity:

	Common Stock of Amazon.com, Inc.	Class A Common Stock of Alphabet Inc.
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$135.00	$130.00
Hypothetical downside threshold price:	$75.00	$75.00
Performance factor (ending price divided by starting price):	135.00%	130.00%

Step 1: Determine which underlying stock is the lowest performing underlying stock.

In this example, the Class A common stock of Alphabet Inc. has the lowest performance factor and is, therefore, the lowest performing underlying stock.

Step 2: Determine the maturity payment amount based on the ending price of the lowest performing underlying stock.

Since the hypothetical ending price of the lowest performing underlying stock is greater than its hypothetical downside threshold price, the maturity payment amount would equal the face amount. Although the hypothetical ending price of the lowest performing underlying stock is significantly greater than its hypothetical starting price in this scenario, the maturity payment amount will not exceed the face amount.

In addition to the prior coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as the final coupon payment.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Example 2. The ending price of the lowest performing underlying stock is less than its starting price but greater than its downside threshold price and the maturity payment amount is equal to the face amount of your securities at maturity:

	Common Stock of Amazon.com, Inc.	Class A Common Stock of Alphabet Inc.
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$115.00	$80.00
Hypothetical downside threshold price:	$75.00	$75.00
Performance factor (ending price divided by starting price):	115.00%	80.00%

Step 1: Determine which underlying stock is the lowest performing underlying stock.

In this example, the Class A common stock of Alphabet Inc. has the lowest performance factor and is, therefore, the lowest performing underlying stock.

Step 2: Determine the maturity payment amount based on the ending price of the lowest performing underlying stock.

Since the hypothetical ending price of the lowest performing underlying stock is less than its hypothetical starting price, but greater than its downside threshold price, you would receive the face amount of your securities at maturity.

In addition to the prior coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as the final coupon payment.

Example 3. The ending price of the lowest performing underlying stock is less than its downside threshold price and the maturity payment amount is less than the face amount of your securities at maturity:

	Common Stock of Amazon.com, Inc.	Class A Common Stock of Alphabet Inc.
Hypothetical starting price:	$100.00	$100.00
Hypothetical ending price:	$45.00	$85.00
Hypothetical downside threshold price:	$75.00	$75.00
Performance factor (ending price divided by starting price):	45.00%	85.00%

Step 1: Determine which underlying stock is the lowest performing underlying stock.

In this example, the common stock of Amazon.com, Inc. has the lowest performance factor and is, therefore, the lowest performing underlying stock.

Step 2: Determine the maturity payment amount based on the ending price of the lowest performing underlying stock.

Since the hypothetical ending price of the lowest performing underlying stock is less than its downside threshold price, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:

= $1,000 × performance factor of the lowest performing underlying stock

= $1,000 × 45.00%

= $450.00

In addition to the prior coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security as well as the final coupon payment.

These examples illustrate that you will not participate in any appreciation of any underlying stock, but will be fully exposed to a decrease in the lowest performing underlying stock if the ending price of the lowest performing underlying stock is less than its downside threshold price, even if the ending price of the other underlying stock has appreciated or has not declined below its downside threshold price.

To the extent that the starting price, downside threshold price and ending price of the lowest performing underlying stock differ from the values assumed above, the results indicated above would be different.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Information About the Underlying Stocks

Where Information About the Underlying Stock Issuers Can Be Obtained

The underlying stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the underlying stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov.

Information about the underlying stock issuers may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the underlying stock issuers with the SEC.

We Obtained the Information About the Underlying Stock Issuers From The Underlying Stock Issuers’ Public Filings

This pricing supplement relates only to your security and does not relate to the underlying stocks or other securities of the underlying stock issuers. We have derived all information about the underlying stock issuers in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying stock issuers in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement - including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying stocks - have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying stock issuers could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stocks.

We or any of our affiliates may currently or from time to time engage in business with the underlying stock issuers, including making loans to or equity investments in the underlying stock issuers or providing advisory services to the underlying stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the underlying stock issuers and, in addition, one or more of our affiliates may publish research reports about the underlying stock issuers. As an investor in a security, you should undertake such independent investigation of the underlying stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. is an e-commerce company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 000-22513.

Historical Information

The closing price of the underlying stock has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying stock has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying stock during the period shown below is not an indication that the underlying stock is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical prices of the underlying stock as an indication of the future performance of the underlying stock, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying stock will result in you receiving an amount greater than the outstanding face amount of your securities on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stock. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying stock between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent prices of the underlying stock. The actual performance of the underlying stock over the life of the offered securities, as well as the maturity payment amount, may bear little relation to the historical closing prices shown below.

The graph below shows the daily historical closing prices of the underlying stock from January 1, 2019 through March 18, 2024, adjusted for corporate events, if applicable. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices of the underlying stock in the graph below from Bloomberg Financial Services, without independent verification. The daily historical closing prices for Amazon.com, Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on June 6, 2022.

Historical Performance of Amazon.com, Inc.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Alphabet Inc.

According to publicly available information, Alphabet Inc. is a holding company for a collection of businesses, the largest of which is Google. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37580.

Historical Information

The closing price of the underlying stock has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying stock has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying stock during the period shown below is not an indication that the underlying stock is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical prices of the underlying stock as an indication of the future performance of the underlying stock, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying stock will result in you receiving an amount greater than the outstanding face amount of your securities on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stock. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying stock between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent prices of the underlying stock. The actual performance of the underlying stock over the life of the offered securities, as well as the maturity payment amount, may bear little relation to the historical closing prices shown below.

The graph below shows the daily historical closing prices of the underlying stock from January 1, 2019 through March 18, 2024, adjusted for corporate events, if applicable. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices of the underlying stock in the graph below from Bloomberg Financial Services, without independent verification. The daily historical closing prices for Alphabet Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on July 15, 2022.

Historical Performance of Alphabet Inc.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Supplemental Discussion of U.S. Federal Income Tax Considerations

The following section supplements, and to the extent inconsistent therewith supersedes, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

●
a dealer in securities or currencies;
●
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●
a bank;
●
a life insurance company;
●
a tax exempt organization;
●
a partnership;
●
a regulated investment company;
●
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
●
a person that owns a security as a hedge or that is hedged against interest rate risks;
●
a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
●
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your securities and you are:

●
a citizen or resident of the United States;
●
a domestic corporation;
●
an estate whose income is subject to U.S. federal income tax regardless of its source; or
●
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Under one reasonable approach, each security could be treated, for U.S. federal income tax purposes, as a unit (a “Unit”) consisting of the following:

(i)
a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the underlying stocks; and
(ii)
a deposit with us of a fixed amount of cash, equal to the issue price of the security, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”).

Based on the treatment of each security as a Unit consisting of the Put Option and the Deposit, it would be reasonable to allocate the coupon between the Deposit and the Put Option and treat % of each coupon payment as Deposit Interest and % of each coupon payment as Put Option premium. Under this approach, it would be reasonable to allocate 100% of the issue price of a security to the Deposit and none to the Put Option.

No statutory, judicial or administrative authority directly addresses the proper treatment of the securities or instruments similar to the securities for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the securities. Significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain, and no assurance can be given that the Internal Revenue Service or a court will agree with the tax treatment described herein. In the opinion of

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

our counsel, Sidley Austin LLP, the treatment of the securities described above is reasonable under current law, however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments of the securities). Unless otherwise expressly stated, the remainder of this discussion is based upon, and assumes, the treatment of each security as a Unit consisting of the Put Option and the Deposit, as well as the allocation of the coupons and issue price of the security described above.

The Deposit Interest payments will be included in the income of a United States holder as interest at the time that such interest is accrued or received in accordance with such United States holder’s regular method of tax accounting. The Put Option premium will not be included in the income of a United States holder until the sale, exchange, or maturity of the securities. Accordingly, all of the Put Option premium payments on the securities (except for the last Put Option premium payment) generally will not be included in the income of a United States holder when they are received.

If at maturity the United States holder receives cash equal to the full principal amount plus the last Deposit Interest payment and the last Put Option premium payment, then such United States holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the entire amount of Put Option premium, which amount is equal to the sum of all of the Put Option premium payments received.

If at maturity the United States holder receives an amount of cash that is less than the full principal amount and receives the last Deposit Interest payment and the last Put Option premium payment, then such United States holder (i) will include the last Deposit Interest payment in income as interest in the manner described above and (ii) will recognize capital gain or loss with respect to the remaining cash received at maturity (other than the last Put Option premium payment) in an amount equal to the difference between (1) the sum of all of the Put Option premiums received (including the last Put Option premium payment) and (2) the excess of the principal amount of the security over the amount of such cash received.

Upon the sale or exchange of a security, a United States holder generally should recognize capital gain or loss equal to the difference between (i) an amount equal to the amount realized on the sale or exchange (to the extent such amount is not attributable to accrued but unpaid Deposit Interest on the Deposit, as described above, which will be taxed as such) plus the amount of Put Option premiums previously paid to such United States holder, if any, and (ii) such United States holder’s adjusted tax basis in the securities. A United States holder’s adjusted tax basis in a security generally will equal such United States holder’s cost for that security. Alternatively, it is possible that a United States holder could be required to recognize gain or loss with respect to the Deposit and Put Option separately based upon their relative fair market values (as determined on the disposition date). In such event, the character and amount of income, gain or loss could differ significantly from that described above. Prospective investors should consult their tax advisors in this regard.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your securities should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, or maturity of your securities should be treated as ordinary income or (2)

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your securities by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your securities as notional principal contracts. It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

●
a nonresident alien individual;
●
a foreign corporation; or
●
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the securities is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the Internal Revenue Service.

Notwithstanding the foregoing, assuming the treatment of each security as a Unit consisting of the Put Option and the Deposit is respected, a withholding agent may conclude that payments made with respect to a security, and gain realized on sale, exchange, or other disposition of such security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

(i)
the non-United States holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
(ii)
the non-United States holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
(iii)
the non-United States holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
(iv)
the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we, or the applicable withholding agent, will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities at maturity should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

We will not attempt to ascertain whether any underlying stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any underlying stock issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a non-United States holder. You should refer to information filed with the SEC with respect to each underlying stock issuer and consult your tax advisor regarding the possible consequences to you, if any, if a particular underlying stock issuer is or becomes a USRPHC.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying stocks during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Under current law, while the matter is not entirely clear, individual non-United States holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a security.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

Market Linked Securities—Fixed Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc. and the Class A Common Stock of Alphabet Inc. due April 4, 2025

Supplemental Plan of Distribution; Conflicts of Interest

See “Supplemental Plan of Distribution” on page S-41 of the accompanying product supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original offering price set forth on the cover page of this pricing supplement. Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.325% of the aggregate face amount of the securities sold (up to $23.25 per $1,000 face amount of securities). The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original offering price of the securities less a concession of 1.75% of the aggregate face amount of the securities ($17.50 per $1,000 face amount of securities). In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells ($0.75 per $1,000 face amount of securities). In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.15% of the aggregate face amount of the securities sold (up to $1.50 per $1,000 face amount of securities) to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. Please note that the information about the original issue date and original offering price set forth on the cover of this pricing supplement relate only to the initial distribution.

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

For information related to hedging activities, see “Risk Factors — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities.” on page S-10 of the accompanying product supplement.

We have been advised by GS&Co. and WFS that they intend to make a market in the securities. However, none of GS&Co., WFS nor any of their respective affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.